Exhibit 10.4

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of September 20, 2009, is entered into by and among Lyondell Chemical Company, a Delaware corporation (the Company”), LyondellBasell AFGP, a societe a responsabilite limitee formed under the laws of Luxembourg (“SARL”), and Kevin Brown (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company is a debtor in a bankruptcy proceeding (the “Bankruptcy Proceeding”) pending in the United States Bankruptcy Court for the Southern District of New York in which the Company is seeking to conform a plan of reorganization (the “Plan of Reorganization”);

WHEREAS, LyondellBasell Industries AF S.C.A., a société en commandite par actions (the “Parent Company”) is the indirect parent of the Company and also a debtor in the Bankruptcy Proceeding;

WHEREAS, SARL is the Manager of the Parent Company; and

WHEREAS, the Company desires to employ Executive and Executive desires to accept such employment.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

1. Employment. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, subject to the terms and conditions of this Agreement. The Executive’s employment by the Company pursuant to this Agreement shall commence on October 5, 2009 (or such earlier date agreed to by the parties hereto) (the “Effective Date”). Notwithstanding anything herein to the contrary, Executive shall be an at-will employee of the Company, which means either the Company or Executive may terminate Executive’s employment with the Company at any time for any reason, with or without Cause (as defined below).

2. Position, Duties and Location. While employed by the Company.

(a) Position and Duties. Executive shall serve as Senior Vice President, Refining of SARL, in its capacity as Manager of the Parent Company, and the Company, with the duties and responsibilities customarily assigned to such positions (including, without limitation, responsibility for the oversight and management of the refining activities for SARL and the Company) and such other customary duties as may reasonably be assigned to Executive from time to time by the Chief Executive Officer of SARL and the Company (the “Chief Executive Officer”), consistent with such positions. Executive shall report directly to the Chief Executive Officer. Executive shall be a member of the most senior management teams of SARL and the Company.

(b) Attention and Time. Executive shall devote substantially all his business attention and time to his duties hereunder and shall use his reasonable best efforts to carry out such duties faithfully and efficiently.

(c) Location. Executive’s principal place of employment shall be located in Houston, Texas; provided that Executive shall travel and shall render services at other locations, both as may reasonably be required by his duties hereunder.

3. Compensation.

(a) Signing Bonus. Executive shall receive $1,000,000 within five (5) business days of the Effective Date (the “Signing Bonus”). If Executive voluntarily terminates his employment without Good Reason (as defined below) prior to the first year anniversary of the Effective Date, Executive shall be obligated to repay to the Company the Signing Bonus and the Company may offset the repayment of any Accrued Amounts (as defined below) against such repayment obligation.

(b) Base Salary. While employed by the Company, Executive shall receive a base salary (the “Base Salary”) at an annual rate of not less than 5400,000. Base Salary shall be paid at such times and in such manner as the Company customarily pays the base salaries of its employees. In the event that Executive’s Base Salary is increased by the Board (as defined below) in its discretion, such increased amount shall thereafter constitute the Base Salary.

(c) Annual Bonus. For each full calendar year Executive is employed by the Company, Executive shall be paid an annual cash bonus (the “Annual Bonus”) based on the attainment of performance targets established by the Board. The Annual Bonus shall be targeted at not less than 75% of Base Salary (as in effect at the beginning of each such year). The actual amount of the Annual Bonus (if any) for any year shall depend on the level or achievement of the applicable performance criteria established with respect to such bonus by the Board in its discretion. Notwithstanding the foregoing, for the year ending December 31, 2009, the Annual Bonus shall be 75% of the Base Salary earned from the Effective Date to such year end, provided that Executive remains employed by the Company through such date. The Annual Bonus shall be payable at such time as bonuses are paid to other senior executive officers of the Company. but in no event later than March 15 of the calendar year following the calendar year for which the bonus is earned.

(d) Incentive Awards. For the period commencing on the Effective Date and ending December 31, 2009, Executive shall receive a long-term incentive bonus with a value of not less than 200% of the aggregate amount of Base Salary earned by Executive during such period (the “2009 LTI Award”), provided that Executive remains employed by the Company through the end of such period. The 2009 LTI Award shall be issued to Executive in the form of an equity award with respect to the Parent Company’s common stock (the “Common Stock”). which award may consist of restricted stock, restricted stock units, stock options, stock appreciation rights or other types of equity-based awards consistent with the Company’s long term incentive program as in effect from time to time (the “LTI Plan”), or any combination thereof), as determined by the Board in its discretion, during the first quarter of 2010 or, if later, at or promptly following the Company’s emergence from the Bankruptcy Proceeding (“Emergence”), consistent with the Company’s LTI Plan. The 2009 LTI Award shall be valued in a manner consistent with the valuation of the Common Stock in the Plan of Reorganization. For each additional full calendar year Executive remains employed by the Company, Executive shall be eligible to receive a long-term incentive award (collectively with the 2009 LTI Award, the “LTI Awards”) and/or a mid-term incentive award with a targeted total collective value of not less than 200% of the aggregate amount of Base Salary earned by Executive during such calendar year, as determined by the Board in its discretion. The terms and conditions of the LTI Awards (including, without limitation, the form of awards, the purchase price (if any), vesting conditions, exercise rights, payment terms, termination provisions, transfer restrictions and repurchase rights) shall be determined in a manner consistent with the LTI Plan. The terms of the mid-term incentive awards shall be determined consistent with the Company’s mid-term incentive program as in effect from time to time (the “MTI Plan”). The payment terms under the MTI Plan and LTI Plan shall comply with or be exempt from the requirements of Section 409A.

(c) Employee Benefits. While employed by the Company, the Company shall provide, and Executive shall be entitled to participate in or receive benefits under any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health, disability and accident plan or any other employee benefit plan or arrangement made available now or in the future to senior executives of the Company; provided that Executive complies with the conditions attendant With coverage under such plans or arrangements. Except as expressly provided in this Agreement (including, without limitation, Section 3(d) hereof), nothing contained herein shall be construed to prevent the Company from modifying or terminating any plan or arrangement in existence on the date hereof, provided that no such modification or termination adversely affects any award or other entitlement previously granted to Executive. Without limiting the generality of the foregoing, Executive shall be entitled to no less than two (2) weeks of paid vacation for the portion of the 2009 calendar year Executive is employed by the Company and four (4) weeks of paid vacation for each succeeding calendar year.

(f) Business Expenses. While employed by the Company, the Company shall promptly payor, if such expenses are paid directly by Executive, Executive shall be entitled to receive prompt reimbursement, for all reasonable expenses that Executive incurs during his employment with the Company in carrying out Executive’s duties under this Agreement, including, without limitation, those incurred in connection with business related travel or entertainment, upon presentation of expense statements and customary supporting documentation.

(g) Moving Expenses. Executive will be eligible for reimbursement of all relocation expenses in accordance with the Company’s relocation policy, excluding any costs related to the purchase or sale of Executive’s home.

4. Termination of Employment.

(a) Termination of Employment Without Cause or for Good Reason. The Company may terminate Executive’s employment without Cause and Executive may terminate his employment for Good Reason, in each case upon thirty (30) days prior written notice. In the event that, within one year of the Effective Date, the Company terminates Executive’s employment without Cause (other than due to Executive’s disability) or Executive terminates his employment for Good Reason, Executive shall be entitled to the following in lieu of any payments or benefits under any severance program or policy of the Company:

(i) any Accrued Amounts; and

(ii) subject to Executive’s execution of a general release of claims in favor of the Company, SARL and their Affiliates and their respective current and former officers and directors in form and substance acceptable to the Company not more than twenty (20) days after the date of termination, a lump sum cash payment in an amount equal to Executive’s then current annual Base Salary plus an amount equal to Executive’s target Annual Bonus for the year of termination, payable within thirty (30) days of termination; provided that, in the event that Executive’s termination of employment occurs prior to the date of Emergence in connection with or following a Change in Control, Executive shall also receive as part of such lump sum amount an amount equal to 200% of the aggregate amount of Base Salary earned by Executive during the period commencing on the Effective Date and ending on December 31, 2009 (the “Dollar Value of the 2009 LTI Award”).

(b) Other Termination Events. In the event that (i) the Company terminates Executive’s employment for Cause, (ii) Executive terminates his employment without Good Reason or (iii) Executive’s employment terminates due to his death or disability or for any other reason not covered by Section 4(a) above. Executive (or, in the ease of Executive’s death. Executive’s estate and/or beneficiaries) shall be entitled to any Accrued Amounts, but shall have no further right or entitlement under this Agreement to any other payments or benefits; provided, however, that in the event of Executive’s termination due to death or disability, to the extent not otherwise part of the Accrued Amounts or otherwise previously paid or forfeited in accordance with the terms of such award, Executive (or his estate and/or beneficiaries, if applicable) shall be entitled to the 2009 LTI Award or, if such event occurs prior to Emergence, to receive an amount, payable within thirty (30) days of termination, equal to (x) the Dollar Value of the 2009 LTl Award, multiplied by (y) a fraction, the numerator of which is the number of days Executive is employed by the Company during 2009, and the denominator of which is the number of days from (and including) the Effective Date through December 31, 2009. Notwithstanding the preceding sentence, if the 2009 LTI Award is subject to Section 409A. Executive shall be entitled to the 2009 LTI upon the date of his death or the date he becomes disabled within the meaning of Section 409A(a)(2)(C) (rather than upon his termination due to death or disability).

(c) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Accrued Amounts” shall mean (A) unpaid Base Salary through the date of termination; (B) any earned but unpaid bonus for the prior fiscal year; (C) any expenses owed to Executive and (D) any benefits payable or provided in accordance with the terms of any employee benefit plan (including the MTI Plan and the LTI Plan, but specifically excluding any plan or program providing severance or termination pay) in which Executive participates.

(ii) “Affiliate” of a person or other entity shall mean: a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

(iii) “Board” shall mean, while the Bankruptcy Proceeding is pending, the supervisory board of the Parent Company, and, once the Company has emerged from bankruptcy, the Board of Directors of the Parent Company or of SARL whichever is the most senior ranking board responsible for the overall management of the Company, the Parent Company and SARL (or a duly authorized committee thereof).

(iv) “Cause” shall mean: (A) Executive’s continuing failure (except where due to physical or mental incapacity) to substantially perform his duties hereunder; (B) Executive’s willful malfeasance or gross neglect in the performance of his duties; (e) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude; (D) the commission by Executive of an act of fraud or embezzlement against the Company or any Affiliate; or (E) Executive’s willful breach of any material provision of this Agreement (as determined in good faith by the Board) which is not remedied within fifteen (15) after written notice is received from the Company specifying such breach.

(v) “Change in Control” shall mean: (A) at any time, the Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board; (B) a sale of all or substantially all of the assets of the Parent Company; (C) any merger, consolidation or like business combination or reorganization of the Parent Company, the consummation of which would result in the occurrence of the event described in clause (A) above; or (D) following Emergence, the acquisition by any person (including a group, as defined under the regulations promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that was not a beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of] 0% or more of the Parent Company’s common stock at the time of Emergence Holder of 50% or more of either (I) the value of all classes of the Parent Company’s outstanding capital stock or (2) the voting power of all such classes of stock; provided that, in no event shall the Emergence. or any transactions directly or indirectly related to the Emergence (prior to. at or following the Emergence) be deemed a Change in Control hereunder.

(vi) “Continuing Directors” shall mean, as of any date of determination, any member of the Board who (A) was a member of the Board on the date of this Agreement, (B) was a member of the Board at the time of Emergence, or (C) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

(vii) “Good Reason” shall mean the occurrence, without Executive’s express written consent, of: (A) an adverse change in Executive’s employment’s title or change in Executive’s duty to report directly to the Chief Executive Officer; (B) a material diminution in Executive’s employment duties, responsibilities or authority, or the assignment to Executive of duties that are materially inconsistent with his position: (C) any material reduction in Base Salary, or Annual Bonus target as set forth in Section 3(c);

(D) a relocation of Executive’s principal place of employment to a location more than twenty five miles from the Company’s existing offices in Houston, Texas; or (E) any willful breach by the Company of any material provision of this Agreement (including but not limited to any breach of its obligations under Section 3 hereof) which is not cured within fifteen (15) days after written notice is received from Executive specifying such breach.

(viii) “Subsidiary” of the Parent Company shall mean: any corporation of which the Company owns, directly or indirectly, more than fifty percent of the voting stock.

5. Confidentiality of Trade Secrets and Business Information. Executive agrees that Executive shall not, at any time during Executive’s employment with the Company or thereafter. disclose or use any trade secret, proprietary or confidential information of the Company or any Subsidiary of the Parent Company (collectively, “Confidential Information”). obtained by him during the course of such employment, except for (i) disclosures and uses required in the course of such employment or with the written permission of the Company, (ii) disclosures with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, the enforcement of Executive’s rights under this Agreement, or (iii) as may be required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such disclosure; provided that. if, in any circumstance described in clause (iii), Executive receives notice that any third party shall seek to compel him by process of law to disclose any Confidential Information, Executive shall promptly notify the Company and provide reasonable cooperation to the Company (at the Company’s sole expense) in seeking a protective order against such disclosure. Notwithstanding the foregoing, “Confidential Information” shall not include information that is or becomes publicly known outside the Parent Company or the Company or any of their subsidiaries other than due to a breach of Executive’s obligations under this paragraph.

6. Return of Information. Executive agrees that at the time of any termination of Executive’s employment with the Company, whether at the instance of Executive or the Company, and regardless of the reasons therefore, Executive shall deliver to the Company (at the Company’s expense), any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information (other than as he properly is retaining in connection with an action or other proceeding as noted in clause (ii) or (iii) of Section 5) which are in Executive’s possession, except as otherwise consented in writing by the Company at the time of such termination. The foregoing shall not prevent Executive from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including. without limitation. information relating to Executive’s compensation), but only to the extent such copies do not contain any Confidential Information other than that which relates directly to Executive, including his compensation.

7. Noninterference. In consideration for the compensation payable to Executive under this Agreement, Executive agrees that Executive shall not, during Executive’s employment with the Company (other than in carrying out his duties hereunder) and for a period of one (l) year after any termination of employment: (i) directly or indirectly recruit, solicit or induce, any employee, consultant or independent contractor of the Parent Company or any

Subsidiary, to terminate, alter or modify such person’s employment or other relationship with the Parent Company or any Subsidiary, or (ii) directly or indirectly solicit any then current customer or business partner of the Parent Company or any Subsidiary to terminate, alter or modify its relationship with the Parent Company or the Subsidiary or to interfere with the Parent Company’s or any Subsidiary’s relationships with any of its customers or business partners on behalf of any enterprise that is a competitor with the Parent Company or a Subsidiary. The restrictions contained in this provision shall not, upon termination of employment, limit Executive’s ability to conduct business that does not involve the Company or any Subsidiary with any customer, business partner, consultant or independent contractor with whom Executive had a professional relationship with, or knowledge of, prior to the date of the Agreement, so long as Executive does not violate any provision of paragraph 5 of this Agreement in conducting such business.

8. Enforcement. Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 5 through 7 above (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other confidential information of the Parent Company and its Subsidiaries; (ii) because of the nature of the business in which the Parent Company is engaged and because of the nature of the Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Parent Company in the event Executive breached any such covenants; and (iii) remedies at law’ (such as monetary damages) for any breach of Executive’s obligations under the Restrictive Covenants would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of a Restrictive Covenant. the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 7 are found by a court or an arbitrator to be unreasonable, Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by Jaw. If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

9. Indemnification. The Company shall indemnify Executive against any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees) judgments, fines and amounts paid in settlement incurred by Executive in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of the Company, by reason of any act or omission to act in connection with the performance of his duties hereunder or otherwise arising out of his employment by the Company, on term and conditions no less favorable to Executive than any other officer or director of the Company, to the extent permitted by applicable law.

10. Arbitration. In the event that any dispute arises between the Company and Executive regarding or relating to this Agreement and/or any aspect of Executive’s employment relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration in Houston, Texas (or such other location as shall be mutually agreed between the parties) administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief The parties hereby consent to the exclusive jurisdiction of the state and Federal courts of or in the State of Texas for purposes of seeking such injunctive or equitable relief as set forth above.

11. Executive and Company Representations.

(a) Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive’s personal advisors. Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Agreement.

(b) Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) shall not constitute a default under, or conflict with, any agreement or other instrument to which he is a party or by which he is bound and (ii) as to his execution and delivery of this Agreement do not require the consent of any other person.

(c) The Company represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company and by SARL has been fully and validly authorized by all necessary corporate action, (ii) the persons signing this Agreement on behalf of the Company and SARL are duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company, the Parent Company or SARL is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company and SARL enforceable against them in accordance with its terms. except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

12. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (i) personally, (ii) by registered Or certified mail, postage prepaid with return receipt requested, (iii) by facsimile with evidence of completed transmission, or (iv) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company and/or SARL:

LyondellBasell AFGP

Groot Handelsgebouw

Weena 737

3013 AM Rotterdam

The Netherlands

Fax: +31.107137929

Attention: James L. Gallogly, President and Chief Executive Officer

Lyondell Chemical Company

One Houston Center, Suite 700

1221 McKinney Street

Houston, Texas 77010

Fax: (713) 6527312

Attention: James L. Gallogly, President and Chief Executive Officer

If to Executive:

Kevin Brown

2748 Silver Cloud Drive

Park City, Utah 84060

13. Assignment and Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder: provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Parent Company with or to any other individuates) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Parent Company hereunder and such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). Anything herein to the contrary notwithstanding, Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death or judicially determined incompetence by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

14. Governing Law; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by Executive, SARL and the Company or their respective successors and legal representatives.

15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

16. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

17. No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. Any provision of this Agreement may he waived by the parties hereto; provided that any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by each party and such waiver must specifically refer to this Agreement and to the terms or provisions being modified or waived.

18. Section 409A. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan 01’ arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the Date of Termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the six (6) month anniversary of his Date of Termination or death. To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Executive’s Date of Termination or death. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

19. Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as pan of this Agreement.

20. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto.

21. Duration of Terms. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to give effect to such rights and obligations.

22. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Executive, the Company and SARL have caused this Agreement to be executed as of the date first above written.

LYONDELLBASELL AFGP S.a.r.l.

By:
Name:	Stephen F. Cooper
Title:	Vice Chairman of Supervisory Board

LYONDELL CHEMICAL COMPANY

By:
Name:	James L. Gallogly
Title:	President and Chief Executive Officer

Kevin Brown

IN WITNESS WHEREOF, Executive, the Company and SARL have caused this Agreement to be executed as of the date first above written.

LYONDELLBASELL AFGP S.a.r.l.

By:
Name:	Stephen F. Cooper
Title:	Vice Chairman of Supervisory Board

LYONDELL CHEMICAL COMPANY

By:
Name:	James L. Gallogly
Title:	President and Chief Executive Officer

Kevin Brown